Exhibit 10.4

AMENDMENT TO THE ZALE CORPORATION
2003 STOCK INCENTIVE PLAN

1.                                       By deleting the existing Section 2(k) and substituting therefor the following:

“(k)                            ‘Incentive Award’ shall mean an Option, Tandem SAR, Stand-Alone SAR, share of Restricted Stock, share of Phantom Stock, Stock Bonus, or a Restricted Stock Unit (each defined herein) granted pursuant to the terms of the Plan.”

2.                                       By adding new Section 2(z), as follows:

“(z)                             ‘Performance Goals’ means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to an Incentive Award granted to a Participant under the Plan. Performance Goals may be described in terms of Company-wide objectives or in terms of objectives that are related to performance of the division, department or function within the Company in which the Participant receiving the Incentive Award is employed or on which the Participant’s efforts have the most influence.  The achievement of the Performance Goals established by the Committee for any Performance Period will be determined without regard to the effect on such Performance Goals of any acquisition or disposition by the Company of a trade or business, or of substantially all of the assets of a trade or business, during the Performance Period and without regard to any change in accounting standards by the Financial Accounting Standards Board or any successor entity. The Performance Goals established by the Committee for any Performance Period under the Plan will consist of one or more of the following:

(i)	earnings per share and/or growth in earnings per share in relation to target objectives;
(ii)	operating cash flow and/or growth in operating cash flow in relation to target objectives;
(iii)	cash available in relation to target objectives;
(iv)	net income and/or growth in net income in relation to target objectives;
(v)	revenue and/or growth in revenue in relation to target objectives;
(vi)	total shareholder return (measured as the total of the appreciation of and dividends declared on the Common Stock) in relation to target objectives;
(vii)	return on invested capital in relation to target objectives;
(viii)	return on shareholder equity in relation to target objectives;
(ix)	return on assets in relation to target objectives;
(x)	return on common book equity in relation to target objectives;
(xi)	economic value added (relative or absolute); and
(xiv)	working capital targets.

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the Performance Goals are no longer suitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, with respect to a period as the Committee deems appropriate and equitable, except where such action would result in the loss of the otherwise available exemption of the Incentive Award under Section 162(m) of the Code.  In such case, the Committee will not make any modification of the Performance Goals or minimum acceptable level of achievement.”

3.                                       By adding new Section 2(aa), as follows:

“(aa)                      ‘Performance Period’ means, with respect to an Incentive Award, a period of time within which the Performance Goals relating to such Incentive Award are to be measured. The Performance Period will be established by the Committee at the time the Incentive Award is granted.”

4.                                       By adding new Section 2(bb), as follows:

“(bb)                    ‘Restricted Stock Unit’ refers to a restricted stock unit as described in Section 10A.”

5.                                       By adding new Section 2(cc), as follows:

“(cc)                      ‘Stock Incentive Program’ means a written program established by the Committee, pursuant to which Incentive Awards are awarded under the Plan under terms, conditions and restrictions set forth in such written program.”

6.                                       By deleting Section 3(e) and substituting the following:

“(e)                            Total Grants for Awards Other than Options

The total number of shares of Common Stock with respect to which Tandem SARs, Stand Alone SARs, shares of Restricted Stock, Restricted Stock Units, shares of Phantom Stock and Stock Bonuses may collectively be granted shall not exceed 30% of the total number of shares of Common Stock with respect to which all Incentive Awards have been or may be granted under the Plan.”

7.                                       By deleting the first paragraph of Section 6 and substituting therefor the following:

“The Committee may grant Options, Tandem SARS, Stand-Alone SARS, shares of Restricted Stock, shares of Phantom Stock, Stock Bonuses, and Restricted Stock Units in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan.”

8.                                       By adding new Section 10A, as follows:

“10A.                 Terms and Conditions of Restricted Stock Units

A Restricted Stock Unit shall entitle the Participant to receive, at a specified future date, a number of shares of Company Stock equal to a specified or determinable number of Restricted Stock Units granted by the Committee, or, in the Committee’s sole discretion at the time thereof, an amount equal to the then Fair Market Value of such shares.  At the time of the grant, the Committee must determine the target number of

Restricted Stock Units subject to a Restricted Stock Units Incentive Award and (i) the period over which such Restricted Stock Unit shall vest and in what proportions or (ii) the Performance Period and the Performance Goals applicable to the determination of the ultimate settlement of the Restricted Stock Unit.

(a)                                  Settlement.  Settlement with respect to Restricted Stock Units may be made by the Company in shares of Company Stock, or in cash, as provided in the applicable Plan Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine in its sole discretion.

(b)                                 Conditions to Settlement.  Each Restricted Stock Unit granted under the Plan shall be settled at the end of the vesting period or Performance Period or upon the occurrence of an event, and in such number of shares or amount, as the Committee shall specify in the applicable Plan Agreement or Stock Incentive Program; provided, however, that in no event will payment occur later than two and one-half (2 ½) months after the later of (i) the end of the Participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.”